Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 87 to Registration Statement No. 002-73133 on Form N-1A of our reports each dated November 21, 2007 relating to the financial statements and financial highlights of Fidelity Charles Street Trust, including Fidelity Asset Manager 70%, Fidelity Asset Manager 85%, Fidelity Asset Manager 20% and Fidelity Asset Manager 50%, appearing in the Annual Report on Form N-CSR of Fidelity Charles Street Trust for the year ended September 30, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

November 26, 2007